7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Cliff Sifford President, Chief Executive Officer and Chief Merchandising Officer or W. Kerry Jackson Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS THIRD QUARTER 2014 RESULTS
Company Exceeds Quarterly Net Sales, Comparable Store Sales
and Earnings per Share Guidance

Evansville, Indiana, December 1, 2014 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of moderately priced footwear and accessories, today reported results for the third quarter ended November 1, 2014.

Third Quarter Highlights

·	Net sales increased $18.9 million to $254.7 million, as compared to net sales reported for the third quarter of fiscal 2013, exceeding the Company’s guidance

·	Comparable store sales increased 2.3 percent in the third quarter of fiscal 2014, exceeding the Company’s guidance

·	Earnings per diluted share for the third quarter were $0.54, exceeding the Company’s guidance

·	Per-store inventories were down 0.6 percent at the end of the quarter, as compared to the third quarter last year

·	244,000 shares of common stock were repurchased during the quarter under the current share repurchase program

“We are pleased to report results that exceeded our expectations for net sales, comparable store sales and earnings per share for the third quarter.  These results reflect strong sales in our fashion boot category and progress in key initiatives we announced last year, mainly, national advertising, better brands in our women’s department and a reinvigorated e-commerce presence.  I am proud of the entire Shoe Carnival family and believe our strategy will continue to benefit long-term sales and earnings growth,” commented Cliff Sifford, President and CEO.

Third Quarter Financial Results

The Company reported net sales of $254.7 million for the third quarter of fiscal 2014, an 8.0 percent increase, as compared to net sales of $235.8 million for the third quarter of fiscal 2013.  Comparable store sales increased 2.3 percent in the third quarter of fiscal 2014.

The gross profit margin for the third quarter of fiscal 2014 was 30.1 percent which was unchanged compared to the third quarter of fiscal 2013.  The merchandise margin increased 0.2 percent.  Buying, distribution and occupancy expenses increased 0.2 percent as a percentage of sales.

Selling, general and administrative expenses for the third quarter of fiscal 2014 increased $5.8 million to $59.0 million.  As a percentage of sales, these expenses increased to 23.1 percent compared to 22.5 percent in the third quarter of fiscal 2013.

Net earnings for the third quarter of fiscal 2014 were $10.8 million, or $0.54 per diluted share.  For the third quarter of fiscal 2013, the Company reported net earnings of $10.9 million, or $0.54 per diluted share.

Nine Month Financial Results

Net sales during the first nine months of fiscal 2014 increased $28.1 million to $712.5 million as compared to the same period last year.  Comparable store sales for the thirty-nine week period ended November 1, 2014 decreased 0.4 percent.  Net earnings for the first nine months of fiscal 2014 were $22.6 million, or $1.12 per diluted share, compared to net earnings of $26.3 million, or $1.29 per diluted share, in the first nine months of last year.  The gross profit margin for the first nine months of fiscal 2014 was 29.3 percent compared to 29.5 percent last year.  Selling, general and administrative expenses, as a percentage of sales, were 24.1 percent for the first nine months of fiscal 2014 compared to 23.3 percent last year.  The Company opened 30 stores during the first nine months of fiscal 2014 as compared to opening 29 stores during the first nine months of last year.

Share Repurchase Program

In the third quarter of fiscal 2014, the Company repurchased approximately 244,000 shares of its common stock at a total cost of $4.5 million.   For the nine months ended November 1, 2014, approximately 405,000 shares were repurchased at an aggregate cost of $7.5 million.  The amount that remained available under the share repurchase authorization at November 1, 2014 was $12.8 million.

Fourth Quarter Fiscal 2014 Earnings Outlook

For the 13 weeks ending January 31, 2015, earnings per diluted share are expected to be in the range of $0.06 to $0.10, compared to $0.03 in last year’s fourth quarter.  The Company’s guidance is based on the expectation that fourth quarter net sales will be in the range of $218 to $222 million.  This expectation includes a comparable store sales increase to be in the range of 3 to 5 percent.

Looking ahead, Mr. Sifford stated, “Our customer’s reception to our trend right product assortment combined with a strong fourth quarter marketing presence gives us confidence to expect continued increases in comparable store sales and earnings for the fourth quarter.”

Store Growth

The Company expects to open 31 new stores and close seven stores closings in fiscal 2014.  Store openings and closings by quarter for the fiscal year are as follows:

	New Stores	Stores Closings
1st quarter 2014	7	1
2nd quarter 2014	16	0
3rd quarter 2014	7	1
4th quarter 2014	1	5
Fiscal year 2014	31	7

The seven new stores opened during the third quarter include locations in:

City	Market	Total Stores in the Market
Aurora, CO	Denver	3
Cedar Rapids, IA	Cedar Rapids	4
Lakeland, FL	Tampa	6
Roseville, MI	Detroit	6
Salina, KS	Wichita	3
Wilkes Barre, PA	Wilkes Barre	2
Willow Grove, PA	Philadelphia	1

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the third quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of December 1, 2014, the Company operates 404 stores in 33 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States and Puerto Rico in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees; our ability to manage our third-party vendor relationships; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully grow our e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear; the resolution of litigation or regulatory proceedings in which we are or may become involved; and our ability to meet our labor needs while controlling costs; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen Weeks Ended November 1, 2014	Thirteen Weeks Ended November 2, 2013	Thirty-nine Weeks Ended November 1, 2014	Thirty-nine Weeks Ended November 2, 2013
Net sales	$254,687	$235,770	$712,530	$684,474
Cost of sales (including buying,
distribution and occupancy costs)	177,922	164,759	503,964	482,339
Gross profit	76,765	71,011	208,566	202,135
Selling, general and administrative
expenses	58,973	53,196	171,301	159,516
Operating income	17,792	17,815	37,265	42,619
Interest income	(2)	(3)	(11)	(8)
Interest expense	41	41	124	132
Income before income taxes	17,753	17,777	37,152	42,495
Income tax expense	6,936	6,861	14,600	16,222
Net income	$10,817	$10,916	$22,552	$26,273

Net income per share:
Basic	$0.54	$0.54	$1.12	$1.30
Diluted	$0.54	$0.54	$1.12	$1.29

Weighted average shares:
Basic	19,716	19,942	19,844	19,918
Diluted	19,729	19,962	19,859	19,939

Cash dividends declared per share	$0.06	$0.06	$0.18	$0.18

Financial Note:

Per share amounts are computed independently for each quarter of the fiscal year.  The sum of the quarters may not equal the total year due to the impact of changes in weighted shares outstanding and differing applications of earnings under the two-class method.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	November 1, 2014	February 1, 2014	November 2, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$29,089	$48,253	$33,562
Accounts receivable	2,954	4,337	3,251
Merchandise inventories	317,865	284,801	299,122
Deferred income taxes	794	1,208	1,794
Other	4,742	3,916	4,855
Total Current Assets	355,444	342,515	342,584
Property and equipment-net	101,362	90,193	89,905
Deferred income taxes	8,085	3,426	2,383
Other noncurrent assets	384	717	675
Total Assets	$465,275	$436,851	$435,547

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$70,831	$62,671	$60,526
Accrued and other liabilities	17,165	14,988	19,232
Total Current Liabilities	87,996	77,659	79,758
Deferred lease incentives	28,383	24,430	21,623
Accrued rent	10,318	9,224	8,935
Deferred compensation	9,616	8,232	7,959
Other	250	434	359
Total Liabilities	136,563	119,979	118,634
Total Shareholders' Equity	328,712	316,872	316,913
Total Liabilities and Shareholders' Equity	$465,275	$436,851	$435,547

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirty-nine Weeks Ended November 1, 2014	Thirty-nine Weeks Ended November 2, 2013
Cash flows from operating activities:
Net income	$22,552	$26,273
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,713	12,848
Stock-based compensation	292	2,662
Loss on retirement and impairment of assets	698	489
Deferred income taxes	(4,245)	(264)
Lease incentives	5,810	4,751
Other	(383)	668
Changes in operating assets and liabilities:
Accounts receivable	1,383	(1,050)
Merchandise inventories	(33,064)	(26,840)
Accounts payable and accrued liabilities	9,144	(5,002)
Other	1,327	2,449

Net cash provided by operating activities	18,227	16,984

Cash flows from investing activities:
Purchases of property and equipment	(27,533)	(25,220)
Proceeds from sale of property and equipment	836	0
Proceeds from notes receivable	250	200

Net cash used in investing activities	(26,447)	(25,020)

Cash flows from financing activities:
Proceeds from issuance of stock	203	226
Dividends paid	(3,631)	(3,650)
Excess tax benefits from stock-based compensation	35	172
Purchase of common stock for treasury	(7,533)	0
Shares surrendered by employees to pay taxes on restricted stock	(18)	(906)

Net cash used in financing activities	(10,944)	(4,158)

Net decrease in cash and cash equivalents	(19,164)	(12,194)
Cash and cash equivalents at beginning of period	48,253	45,756

Cash and cash equivalents at end of period	$29,089	$33,562